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                                 EXHIBIT 16.1


February 13, 1998




Mr. Joe T. Rye
Universal Seismic Associates, Inc.
16420 Park Ten Place, Suite 300
Houston, Texas 77084-5051

Dear Mr. Rye:

As discussed today, Coopers & Lybrand L.L.P. has resigned effective February 13, 1998 as the independent accountants of Universal Seismic Associates, Inc. and subsidiaries (the "Company"). In conjunction with such resignation, our reports with respect to the financial statements of the Company as of and for the years ended June 30, 1997 and 1996 should no longer be relied upon.

The Company should promptly notify the Securities and Exchange Commission on Form 8-K that our reports cited above should not be relied upon or are withdrawn. Prompt notification of this action should also be given to the appropriate stock exchanges, other regulatory agencies and other persons known to or which you believe have relied upon or who are presently relying upon our reports. Enclosed is a letter that is required by the SEC Practice Section Executive Committee of the American Institute of Certified Public Accountants. We will fax this letter on February 17, 1998.

Please keep us advised of all such communications and actions taken in this regard.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.




Enclosure




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February 17, 1998



Mr. Joe T. Rye
Universal Seismic Associates, Inc.
16420 Park Ten Place, Suite 300
Houston, Texas 77084-5051

Dear Mr. Rye:

This is to confirm that the client-auditor relationship between Universal Seismic Associates, Inc. (Commission File Number 0-19971) and Coopers & Lybrand L.L.P. has ceased.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.




cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 11-3
         450 Fifth Street, N.W.
         Washington, D.C.  20549